Exhibit 10.9
WINDSTREAM
SUPPLEMENTAL MEDICAL EXPENSE
REIMBURSEMENT PLAN
     This plan is hereby adopted by Alltel Holding Corp., effective July 1, 2006.
RECITALS
     Pursuant to Section 8.02 of the Employee Benefits Agreement by and between Alltel Corporation and the Company dated as of December 8, 2005 (the “Employee Benefits Agreement”), Alltel Corporation agreed to establish, or cause to be established, a plan for certain individuals, the provisions of which are substantially similar to the provisions of the Alltel Corporation Supplemental Medical Expense Reimbursement Plan (the “AT Plan”). The Company has adopted this Windstream Supplemental Medical Expense Reimbursement Plan (the “Plan”) pursuant to the terms of the Employee Benefits Agreement.
ARTICLE I
DEFINITIONS
     For the purposes hereof, the following words and phrases shall have the meanings indicated:
     “AT Plan” shall mean the Alltel Corporation Supplemental Medical Expense Reimbursement Plan.
     “Claims Fiduciary” shall mean the Insurance Company.
     “COBRA” shall mean the Consolidated Omnibus Budge Reconciliation Act of 1985, as amended.
     “Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.
     “Company” shall mean Alltel Holding Corp., a Delaware corporation, its corporate successors, and the surviving corporation resulting from any merger or acquisition of Alltel Holding Corp. with or by any other corporation or corporations, including, without limitation, the surviving corporation resulting from the proposed merger between the Company and Valor Communications Group, Inc. pursuant to the terms of the Agreement and Plan of Merger, dated as of December 8, 2005, among Alltel Corporation, Alltel Holding Corp, and Valor Communications Group, Inc. (which merged corporation is to be known as Windstream Corporation).
     “Covered Employee” shall mean (i) those individuals identified on Exhibit A who participated in the AT Plan on the date immediately preceding the Effective Date whose participation in the Plan is provided under the Employee Benefits Agreement and (ii) such other Employees specifically designated by the Chief Executive Officer of the Company to participate in the Plan.

     “Dependent” shall mean dependents as defined in Section 152 of the Code to include generally any member of a Covered Employee’s family over one-half of whose support is furnished by the Covered Employee.
     “Effective Date” shall mean July 1, 2006.
     “Employee” shall mean any salaried employee of the Company or of any Subsidiary who is classified as a management employee by the Company or Subsidiary or is an officer of the Company or a Subsidiary.
     “Medical Care Expenses” shall herein mean amounts paid for the diagnosis, cure, mitigation, treatment, or prevention of disease, or for the purpose of affecting any structure or function of the body, including but not limited to dental expenses, drugs, prescriptions, and prosthetic devices, together with amounts paid for transportation primarily for and essential to the medical or dental care defined in the first clause of this sentence, all as defined in Section 213(d)(1) of the Code.
     “Insurance Company” shall mean the insurance carrier with whom the officers of the Company have entered into the Policy.
     “Plan” shall mean the supplemental medical expense reimbursement and additional medically related fringe benefit plan, as set forth herein together with the Policy, which plan shall be called the “Windstream Supplemental Medical Expense Reimbursement Plan”.
     “Plan Year” shall mean the fiscal year of the Company which is currently the calendar year.
     “Policy” shall mean the insurance contract(s) entered into by the Company with the Insurance Company for the purpose of paying benefits under this Plan.
     “Subsidiary” shall mean a corporation organized and existing under the laws of the United States or of any state or the District of Columbia of which 50 percent or more of the issued and outstanding stock is owned by the Company or by a Subsidiary.
ARTICLE II
PAYMENT OF BENEFITS
     On and after Effective Date, the rights and interests and the amount of benefits with respect to all Covered Employees, retirees, their surviving spouses and other Dependents, under the Plan shall be governed by the terms herein provided.
     During the continuance of this Plan, the Policy shall provide for the reimbursement by the Insurance Company, on a non-contributory basis, except as provided in the following paragraph of this Article II, to any Covered Employee of all Medical Care Expenses incurred by that Covered Employee and the spouse and Dependents of such Covered Employee on or after the Effective Date; provided, however, that reimbursement shall be made only in the event and to the extent that payment of such expenses is not provided for under any other insurance policy or policies, whether owned by the Company or the Covered Employee, or under any other health and accident plan, wage continuation plan, any amounts recoverable under any State workers compensation laws, medicare and medicaid to the extent permissible under law, or other similar programs. To the extent of the coverage providing for reimbursement or payment in whole or in part under such insurance policy, plan, or program as defined in the preceding sentence, the Policy shall not provide coverage. The amount to be paid on account of reimbursable Medical Care Expenses for each Covered Employee (and the spouse and other Dependents of such Covered Employee) under the Policy shall not exceed the sum of Three Thousand Dollars ($3,000.00) in any Plan Year.
     Coverage in the Plan will cease at the end of the calendar month in which the date of termination of employment with the Company occurs, except as provided in the immediately following two paragraphs or as provided under the coverage continuation requirements of COBRA.
     With respect to a Covered Employee who attained disabled or retired status with Alltel Corporation prior to January 26, 2001, coverage in the Plan will cease at the end of the calendar month in which death occurs, except as provided in the immediately following paragraph or as provided under the coverage continuation requirements of COBRA.
     With respect to Covered Employees who retired from service with Alltel Corporation or died before January 1, 1987, participation by such retired employees, their spouses and other dependents, or surviving spouses and their dependents, in the Plan shall continue on a non-contributory basis for the remainder of the retired employee’s lifetime and until the earlier of the spouse’s death or until the spouse remarries.
ARTICLE III
AMENDMENT AND TERMINATION
     As between the Company and any Covered Employee, or the spouse or Dependents of any Covered Employee, this Plan (and the Policy) shall be subject to termination or amendment at any time hereafter by affirmative vote of the Board of Directors of the Company reduced to writing and incorporated in the minutes of the Company; provided, however, that the Company will not effect any such termination or amendment so as to affect any right to claim reimbursement for Medical Care Expenses that arises prior to such termination or amendment.
ARTICLE IV
REVIEW OF CLAIMS FOR BENEFITS
     In the event any claim for benefits under the Policy is wholly or partially denied by the Insurance Company, notice of the decision shall be furnished to the claimant within a reasonable period of time after receipt of the claim by the Insurance Company. Such notice shall set forth the specified reason for the denial and be written in a manner calculated to be understood by the claimant as provided in Section 503 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
ARTICLE V
APPEAL OF DENIED CLAIMS
     The Claims Fiduciary shall, if requested by the claimant in accordance with procedures established by the Claims Fiduciary, afford such claimant a reasonable opportunity to a full and fair review thereof by the Claims Fiduciary in accordance with the requirements set forth in Section 503 of ERISA. The Claims Fiduciary shall provide a Covered Employee or Dependent, upon request and free of charge, with a copy of its appeals procedures. Upon enrollment in the Plan, the Company shall provide each Covered Employee with contact information that may be used to make such a request of the Claims Fiduciary.
ARTICLE VI
MISCELLANEOUS
     1. Plan Documents. A copy of the Plan shall be given to all present and future Covered Employees.
     2. Legal Status. The Plan is maintained primarily for the purpose or providing benefits for a select group of management or highly compensated employees and is designed to qualify as a “top-hat” welfare plan under ERISA, including for purposes of Department of Labor Regulations Section 2520.104-24.
     3. Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume this Plan. This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Plan), and the heirs, beneficiaries, executors and administrators of each Participant.
     IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this plan as of July 16, 2006.

ALLTEL HOLDING CORP.
By:	/s/ John P. Fletcher
John P. Fletcher
Executive Vice President and General Counsel

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